Exhibit 5.1

Squire Sanders (US) LLP 4900 Huntington Center 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squiresanders.com

May 10, 2013

Glimcher Realty Trust

180 East Broad Street

Columbus, Ohio 43215

Re:	Issuance of up to $215,000,000 of Common Shares of Glimcher Realty Trust

Ladies and Gentlemen:

We have acted as counsel to Glimcher Realty Trust, a Maryland real estate investment trust (the “Company”), and Glimcher Properties Limited Partnership, a Delaware limited partnership (the “Partnership”), in connection with the public offering and sale of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Stock”), having an aggregate sale price of up to $215,000,000, which shares of Common Stock are to be offered and sold by the Company from time to time pursuant to (i) an Equity Distribution Agreement, dated May 16, 2011, as thereby amended on December 20, 2011, as further amended on July 31, 2012, as further amended on May 10, 2013, among the Company and the Partnership, on the one hand, and KeyBanc Capital Markets Inc., on the other hand (as amended, the “KeyBanc Equity Distribution Agreement”), (ii) an Equity Distribution Agreement, dated May 16, 2011, as thereby amended on December 20, 2011, as further amended on July 31, 2012, as further amended on May 10, 2013, among the Company and the Partnership, on the one hand, and Wells Fargo Securities, LLC, on the other hand (as amended, the “Wells Equity Distribution Agreement”), (iii) an Equity Distribution Agreement, dated July 31, 2012, as further amended on May 10, 2013, among the Company and the Partnership, on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on the other hand (the “BofA Merrill Lynch Equity Distribution Agreement”), (iv) an Equity Distribution Agreement, dated May 10, 2013, among the Company and the Partnership, on the one hand, and Jefferies LLC, on the other hand (the “Jefferies Equity Distribution Agreement”), and (v) an Equity Distribution Agreement, dated May 10, 2013, among the Company and the Partnership, on the one hand, and Raymond James & Associates, Inc., on the other hand (the “Raymond James Equity Distribution Agreement,” and together with the KeyBanc Equity Distribution Agreement, the Wells Equity Distribution Agreement, the BofA Merrill Lynch Equity Distribution Agreement and the Jefferies Equity Distribution Agreement, collectively referred to herein as the “Distribution Agreements”). The shares of Common Stock were registered pursuant to the Registration Statement on Form S-3 (File No. 333-188534), as the same may be amended from time to time (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Glimcher Realty Trust

May 10, 2013

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including resolutions of the Board of Trustees of the Company and authorized committees thereof, and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that:

1.     The Company is a real estate investment trust formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.

2.     The shares of Common Stock to be sold pursuant to the Distribution Agreements have been duly authorized for issuance and, when and if issued and delivered against payment therefor as provided for in the Distribution Agreements, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and is given on the basis of the law and the facts existing as of the date hereof. We do not express any opinion herein concerning the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. Our opinion is based on applicable constitutions, statutes, regulations and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, or if we become aware of any fact that might change this opinion after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Squire Sanders (US) LLP